Exhibit 99.B(d)(52)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

JO Hambro Capital Management Limited

Dated June 27, 2017, as amended June 24, 2020

SEI INSTITUTIONAL INVESTMENTS TRUST

World Equity Ex-US Fund

Emerging Markets Equity Fund

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

JO Hambro Capital Management Limited

Dated June 27, 2017, as amended June 24, 2020

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional InvestmentsTrust

Emerging Markets Equity Fund

[REDACTED]

World Equity Ex-US Fund(1)

The fee schedule below will be applied to the sum of the average daily value of the Assets of the World Equity Ex-US Fund and the average daily value of the Assets of any other International Equity Fund to which the Sub-Adviser may now or in the future provide investment advisory/sub-advisory services. Each International Equity Fund will be responsible for its pro rata portion of the total fee determined pursuant to this paragraph based on the relative values of the average daily Assets of the International Equity Funds managed by the Sub-Adviser (as set forth below).

[REDACTED]

[REDACTED]

[REDACTED]

As of the effective date of this Schedule B, the International Equity Funds are as follows:

•                  SEI Institutional International Trust International Equity Fund;

•                  SEI Institutional Investments Trust World Equity Ex-US Fund; and

•                  (SEI Canada) International Equity Fund.

(1) Commencing on June 24, 2020 an offset will be applied by the Adviser against each monthly compensation amount to the Sub-Adviser until a credit in the total amount of [REDACTED] has been achieved. After that time, compensation shall revert to the above-listed breakpoint schedule.

Agreed and Accepted:

SEI Investments Management Corporation		JO Hambro Capital Management Limited

By:	/s/ Stephen G. MacRae	By:	/s/ Suzy Neubert

Name:	Stephen G. MacRae	Name:	Suzy Neubert

Title:	Vice President	Title:	Sales and Marketing Director

By:	/s/ Markus Lewandowski

Name:	Markus Lewandowski

Title:	Chief Operating Officer